EXHIBIT 10.4
SEVERANCE AGREEMENT AND RELEASE
BEFORE SIGNING THIS SEVERANCE AGREEMENT AND RELEASE, YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. YOUR SIGNATURE MUST BE NOTARIZED.

This Severance Agreement and Release (the “Release”) is entered into knowingly and voluntarily by and between Terrance M. Paradie (“Employee”) and Cliffs Natural Resources Inc. and its affiliates identified in Section III.A., below (collectively the “Company”). Employee and the Company may be collectively referred to as the “Parties.”
RECITALS
A.    Employee has decided to voluntarily terminate his employment with the Company and the Company has decided to accept Employee’s voluntary termination of employment effective April 1, 2015 (the “Termination Date”).
B.    The Company agrees to pay Employee all wages and other compensation earned through the Termination Date.
C.    Employee and the Company desire to establish the terms for an amicable separation of Employee’s employment on the Termination Date, to facilitate an appropriate transition of Employee’s responsibilities to the Company and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.
D.    The Company desires to offer Employee the payments and benefits described herein in connection with Employee’s termination of employment.
E.     Receipt of the payments and benefits described herein requires: (1) execution and notarization; (2) delivery to the Company; and (3) non-revocation of this Release, all within the time frames specified in Section VI.
AGREEMENT
I.    TERMINATION, SEVERANCE PAYMENTS AND BENEFITS
A.On the Termination Date, Employee’s employment with the Company shall cease, he shall cease to be the Executive Vice President – Chief Financial Officer of the Company, and he shall resign from any other positions that he then holds with the Company as of the Termination Date. Employee further agrees to execute any further documents required to effectuate such resignations as may be requested by the Company. As of the Termination Date, Employee shall be released from his duties with the Company and cease to have any authority to conduct business on behalf of the Company.
B.Subject to Section I.C., Employee shall receive the following payments (collectively, the “Payments”) and benefits (collectively, the “Benefits”) if Employee (i) signs, notarizes and delivers this Release no earlier than the calendar day following the Termination Date and no later than the day after the end of the time period described in Section VI.A.; and (ii) does not revoke the Release prior to the “Effective Date” (as defined in Section VI.D. of the Release):

1.
A lump sum cash payment equal to ($73,192), which is equal to one (1) month Base Pay ($43,250) plus three (3) weeks of pay representing any accrued and unused vacation, equal to ($29,942), paid, less appropriate federal, State of Ohio and local withholdings and deductions, in a lump sum within fifteen (15) days after the Effective Date (the “Payment Date”).

2.
Employee shall continue to be covered by any provision for indemnification by the Company in effect on the date of the execution of this Release for so long as it provides such indemnification for its active senior executives. In addition, the Company shall continue to maintain D&O coverage that covers past executives to the same extent that it covers present executives. Finally, in the event of a change in control in which the Company is not the survivor, the Company shall use its reasonable best efforts to require as part of such transaction that the surviving company provide indemnification and D&O coverage that covers the past executives of the Company.

3.	Employee shall receive continued tax support services through April 30, 2015, including the filing of the Employee’s 2014 tax return.
C.Should Employee breach any of the covenants contained in Sections VII (relating to the covenant of confidentiality), IX (relating to covenant to cooperate with the Company), XI (relating to the covenant not to disparage the Company), and XII (relating to the covenant not to solicit employees) of this Release, Employee shall be required to return the Payments and the value of the Benefits already received under this Release in excess of one (1) week Base Pay within seven (7) days of demand by the Company, and shall receive no further Payments or Benefits under this Release.
D.Subject to Section I.C., should Employee die prior to receipt of the Payments or Benefits set forth in Section I.B., then the Payments will be payable to Employee’s estate or otherwise inure to the benefit of his/her heirs.
E.The term “Base Pay” shall mean Employee’s rate of annual base salary in effect as of the Termination Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.
II.    REPRESENTATIONS AND WARRANTIES
Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Release.

•	The Company and the Plan are not obligated to pay, and will not pay, to Employee any Payment or Benefits until this Release has become effective.

•	Employee signs this Release knowingly and voluntarily, in order to induce Company to provide the Payments and Benefits.

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Release.

•	No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Release.

•	The Payments and Benefits that Employee will receive in exchange for signing this Release are in addition to anything of value to which Employee is already entitled.

•
The Payments and Benefits provided for in this Release are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released in this Release.

•
The Payments and Benefits provided for in this Release are not intended to be provided in addition to any payments or benefits that may now be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payment made under this Release in excess of one Month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Benefits shall be treated as having been given in exchange for the other terms and obligations of this Release.

•
This Release and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Release, by which/whom any liability is and always has been expressly denied.

•
As of the date of execution of this Release, Employee has not filed any administrative charges or lawsuits arising out of or relating to his employment with the Company or the separation of that employment.

•	As of the date of execution of this Release, Employee has no work-related injury and is medically stationary with no impairment of earning capacity.
III.    RELEASE
A.    Employee, for himself, and his marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, the following (referred to as the “Released Parties”):

•	Cliffs Natural Resources Inc.;

•	Cliffs North American Coal LLC;

•	Pinnacle Mining Company, LLC;

•	Oak Grove Resources, LLC;

•	Cliffs Logan County Coal LLC;

•	Cliffs Quebec Iron Mining Limited;

•	The Bloom Lake Iron Ore Mine Limited Partnership;

•	Cliffs Canadian Shared Services Inc.;

•	Northshore Mining Company;

•	Silver Bay Power Company;

•	Tilden Mining Company LC;

•	Empire Iron Mining Partnership;

•	Cliffs Mining Company;

•	Hibbing Taconite Company Joint Venture;

•	United Taconite LLC;

•	The Cleveland-Cliffs Iron Company;

•	Cliffs Mining Services Company;

•	Lake Superior & Ishpeming Railroad Company;

•	Wabush Iron Co. Ltd.;

•	Wabush Mines Joint Venture;

•	Cliffs International Management Company LLC;

•	Cliffs Sales Company;

•	Cliffs Natural Resources Exploration Ltda.;

•	Cliffs Natural Resources Pty Ltd;

•	Cliffs Chromite Ontario Inc.;

•
All affiliates of Cliffs Natural Resources Inc. not already listed above, including any corporation or other entity which is controlled by or under common control with Cliffs Natural Resources Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cliffs Natural Resources Inc. under Sections 414 or 1563 of the Internal Revenue Code;

•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and

•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the individuals.
B.    Without limiting the generality of this Release, Employee acknowledges and agrees that this Release is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•The Employee Retirement Income Security Act of 1974;
•The Fair Labor Standards Act;
•The Rehabilitation Act of 1973;
•The Occupational Safety and Health Act;
•The Mine Safety and Health Act;
•The Health Insurance Portability and Accountability Act;
•The Age Discrimination in Employment Act;
•The Older Workers Benefit Protection Act;
•The Americans with Disabilities Act;
•The National Labor Relations Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Worker Adjustment and Retraining Notification Act;
•The Lilly Ledbetter Fair Pay Act;
•The Ohio Civil Rights Act;
•State wage payment statutes;
•State wage and hour statutes;
•State employment statutes;
•Any statutes regarding the making and enforcing of contracts;
•Any whistleblower statute; and
•All similar provisions under all other federal, state and local laws.
C.    Without limiting the generality of this Release, Employee further acknowledges and agrees that this Release is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:
•Breach of an express or an implied contract;
•Breach of the covenant of good faith and fair dealing;

•	Unpaid wages, salary, commissions, vacation or other employee benefits;

•Unjust enrichment;
•Negligent or intentional interference with contractual relations;
•Negligent or intentional interference with prospective economic relations;
•Estoppel;
•Fraud;
•Negligence;
•Negligent or intentional misrepresentation;
•Personal injury;
•Slander;
•Libel;
•Defamation;
•False light;
•Injurious falsehood;
•Invasion of privacy;
•Wrongful discharge;
•Failure to hire;
•Retaliatory discharge;
•Constructive discharge;
•Negligent or intentional infliction of emotional distress;
•Negligent hiring, supervision or retention;
•Loss of consortium; and
•Any claims that may relate to drug and/or alcohol testing.
D.    Employee further understands, acknowledges and agrees that this Release is a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of this date, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Release.
E.    Without limiting the generality of the Release provided for above, Employee expressly waives and releases any right, claim or entitlement to any payments or benefits under any agreement entered into by and between the Company and Employee that provides for the provision of any severance payments or benefits upon the termination of his employment by the Company beyond what is expressly provided for in this Agreement, including without limitation that certain Change in Control Severance Agreement effective January 1, 2014 (the “CIC Agreement”). The Parties further agree that the CIC Agreement is hereby terminated effective April 1, 2015 in its entirety notwithstanding any survivorship provisions of the CIC Agreement.
F.    Without limiting the generality of the Release provided for above, Employee expressly waives and releases any right, claim or entitlement to any outstanding vested, unvested, earned and unearned grant or award made to him during his employment for shares of stock, Restricted Share Units, and Performance Shares, whether made under the Amended and Restated 2007 Cliffs Incentive Equity Plan, as amended; the 2012 Incentive Equity Plan, as amended; the Amended and Restated 2012 Incentive Equity Plan; or otherwise. This includes, without limitation, the grants made to Employee as part of the 2014 Long Term Incentive (“LTI”) program. The Parties further agree that any outstanding grants or awards previously provided to Employee are hereby cancelled effective April 1, 2015.
G.    Employee further understands, acknowledges and agrees that this Release waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in any lawsuit brought on his behalf by any other person or entity, including without limitation by the Equal Employment Opportunity Commission (EEOC) or any similar state agency. Employee is not, however, waiving the right to file a charge with the EEOC or any similar state agency.

H.    This Release shall not be interpreted to release or require the release of the Company or the Released Parties from any:

•	Claims for Payments or Benefits under this Release; or

•	Claims for benefits under any pension plan of the Company; or

•	Claims arising out of acts or practices which occur after the execution of this Release.
IV.    REPRESENTATION OF UNDERSTANDING OF RELEASE
Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Release. Employee represents and warrants that Employee has read all of the terms of this Release; and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Release.
V.    FEDERAL AGE DISCRIMINATION CLAIMS
Employee understands and agrees that a waiver of claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, (29 U.S.C. § 621, et seq.) (the “ADEA”) is not effective unless it is “knowing and voluntary,” and that the ADEA imposes certain minimum requirements for a waiver to be knowing and voluntary. Employee acknowledges and agrees that Employee is knowingly and voluntarily giving up any rights or claims for relief Employee may have under the ADEA regarding the Company’s conduct or the conduct of any Released Parties. However, Employee acknowledges and agrees that Employee is not giving up the right to challenge the validity of this Release under the ADEA.

VI.	TIME TO CONSIDER AND CANCEL RELEASE; EFFECTIVE DATE
A.    Employee acknowledges and agrees that he has been given a period of at least twenty-one (21) calendar days from the receipt of this Release to decide whether to sign it and is advised to consult with an attorney before doing so. Employee is not to sign this Release unless Employee understands its provisions and is doing so voluntarily.
B.    This Release shall be signed and notarized no earlier than the calendar day following Employee’s Termination Date, but no later than twenty-one (21) calendar days following the Employee’s Termination Date. Further, this Release shall be delivered to (or postmarked for delivery to) Kurt Holland, Director of Compensation and Benefits, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, no later than twenty-one (21) calendar days after Employee’s Termination Date.
C.    After Employee has signed this Release, Employee has seven (7) calendar days to change his mind and notify the Company in writing that Employee has canceled this Release. If Employee so cancels this Release, this Release will be null and void, and will have no force or effect. Written notice of a cancellation of this Release must actually be received by the Company at the following address and must be postmarked within the time frame described above in order to be effective: Kurt Holland, Director of Compensation and Benefits, Cliffs Natural Resources Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114
D.    If Employee (1) signs, notarizes and delivers this Release within the time frames and in accordance with the provisions of Section VI.B; and (2) does not cancel or revoke the Release within the time frames and in accordance with the provisions of Section VI.C, this Release shall become effective on the eighth calendar day after Employee signed it (the “Effective Date”).
E.    Employee understands that if he revokes this Release, it shall not be effective or enforceable and Employee will not become a Participant in the Plan and will not receive any Payments or Benefits.

VII.	CONFIDENTIAL INFORMATION AND COVENANTS
A.    The Parties agree that this Release is confidential and agree not to disclose its terms to anyone other than, in the case of Employee, his spouse, attorney, or financial advisor and, in the case of the Company, its officers, directors, or employees who need to know in order to execute the various provisions of this Agreement. However, the Parties agree that this Release may be disclosed if required to do so by a Court of competent jurisdiction.

B.    The Parties agree not to make any public statement regarding the termination of Employee’s employment without first obtaining the written consent of the other Party. However, the Company shall be permitted to submit any filings required by the Securities and Exchange Commission regarding Employee’s departure.
C.    Employee represents that, during Employee’s employment with the Company, Employee has not breached any confidentiality agreement to which Employee is a party. Employee further represents and warrants that Employee will continue to abide by the terms of any confidentiality agreement applicable to Employee after the Termination Date.
VIII.    RETURN OF COMPANY PROPERTY
A.    Employee agrees to return to the Company all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, Company issued IPhone and all other property prepared by, or for, or belonging to the Company. Employee further agrees that he will not retain any documents or other property belonging to Company.
B.    By signing this Release, Employee affirms that Employee either (1) has no Company property remaining in his possession or control or, (2) if Employee does have any such property in his possession or control, Employee has provided the Company a list of such property, the reason why Employee has been unable to return it to the Company, and the date by which Employee intends to return such property to the Company.
IX.    COOPERATION
Employee shall cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company. Employee shall cooperate with the Company regarding litigation in which he is a witness, named defendant or decision maker while serving in his role as the Executive Vice President – Chief Financial Officer for the Company.
X.    RE-EMPLOYMENT
Employee hereby forever gives up, waives and releases any right to be hired, employed, recalled or reinstated by the Company or any affiliate of the Company.
XI.    NON-DISPARAGEMENT
A.    Employee shall not voluntarily make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, and salary.
B.    The Company’s officers and directors shall not voluntarily make any negative statements orally or in writing about Employee or about Employee’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives. Nothing herein shall prevent the Company’s officers and directors from testifying truthfully in a legal proceeding or governmental administrative proceeding.
XII.    NON-SOLICITATION
Employee agrees that, during his period of employment and the period beginning on his Termination Date and ending twelve (12) months following the Termination Date, Employee shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to, or directly or indirectly actually hire, any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company; provided, however, that this Section XII shall not preclude Employee from soliciting for employment (but shall, for the avoidance of doubt, prohibit hiring) any such person who responds to a general solicitation through a public medium that is not targeted at such person.
XIII.    SEVERABILITY
In the event that any provision(s) of this Release is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Release shall continue in full force and effect.
XIV.    BINDING EFFECT
This Release shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.
XV.    WAIVER
No waiver of any of the terms of this Release shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The Company or Employee may waive any provision of this Release intended for its/his/her benefit, but such waiver shall in no way excuse the other from the performance of any of its/his/her other obligations under this Release.
XVI.    GOVERNING LAW
This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.
XVII.    SUBSEQUENT MODIFICATIONS
The terms of this Release may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Release. No oral agreement may modify any term of this Release.
XVIII.    ENTIRE AGREEMENT
This Release constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the parties except as expressly stated herein.
XIX.    ATTORNEYS’ FEES AND COSTS
This Section XIX shall not apply to any litigation arising out of a challenge to the validity of this Release under the ADEA, or any litigation in which the validity of this Release under the ADEA is an issue. In the event of litigation arising out of any other alleged breach of this Release, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs.
XX.    SECTION 409A
The Parties acknowledge that Employee shall incur a “separation from service,” within the meaning of Section 409A of the Code (“Section 409A”), no later than the Termination Date. Notwithstanding anything in this Release to the contrary, if Employee is considered a “specified employee” (as defined in Section 409A), any amounts paid or provided under this Release shall, to the extent necessary in order to avoid the imposition of a penalty tax on Employee under Section 409A, be delayed for six months after Employee’s “separation from service” within the meaning of Section 409A, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Employee dies during the six-month postponement period prior to the payment of such accumulated amounts, the payments which are deferred on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 calendar days after the date of Employee’s death. For purposes of this Release, each amount to be paid or benefit to be provided to Employee pursuant to this Release shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Release shall be made or provided in accordance with the requirements of Section 409A to the extent applicable, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Release, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[This Space Intentionally Left Blank—Signature Page Follows]

CLIFFS NATURAL RESOURCES INC.

/s/ Maurice D. Harapiak
Maurice D. Harapiak
Executive Vice President, Human Resources

Dated: 4/14/2015	/s/ Terrance M. Paradie
Terrance M. Paradie